Exhibit 99



           NIC Says Rhode Island Security Breach Discovered and Vulnerability Corrected Same Day It Occurred

    PROVIDENCE, R.I.--(BUSINESS WIRE)--Jan. 30, 2006--eGovernment provider NIC (Nasdaq:EGOV) today said that the security breach which allowed an unauthorized party to gain access to the state of Rhode Island's official Web site (www.RI.gov) and obtain personal information that was stored in one of the portal's servers was discovered and corrected on December 28, 2005, the same day it occurred. NIC operates the Rhode Island portal through a contract between its New England Interactive, LLC, subsidiary and the state.
    NIC said that the security breach was due to an isolated software error. The Company also said the isolated software error that allowed the breach was immediately corrected. The Company said that its investigation to date has revealed that information, including full credit card numbers for 4,117 credit cards, was obtained. The affected cards were used in transactions conducted between December 31, 2004, and March 8, 2005.
    NIC said that following an initial investigation, New England Interactive reported the incident to the office of the Rhode Island Chief Information Officer on December 29, 2005. On the same day, New England Interactive also notified the Providence office of the United States Secret Service, which investigates international computer crime, and the credit card companies to enable them to monitor for fraudulent activity. Initial evidence indicated that only a handful of credit card numbers may have been stolen.
    On the afternoon of January 25, 2006, NIC became aware of information on a Russian language Web site that appeared to discuss the incident. New England Interactive worked to verify and cross-reference certain information on that Web site against information available to New England Interactive to determine whether any portion of it could be true.
    On January 26, NEI informed NIC, and again notified the office of the Rhode Island Chief Information Officer, along with the Secret Service and credit card companies, that additional credit cards in fact appeared to be involved. Further research revealed that information, including full credit card numbers for 4,117 credit cards, was obtained.
    NIC said that the investigation is continuing. As a precaution, the Company is recommending that citizens who have provided credit card information to the Rhode Island portal contact the credit card companies whose cards they used online and request that their accounts be monitored for potential fraudulent activity.
    "NIC takes security matters very seriously," said Harry Herington, Chief Operating Officer of NIC. "We take responsibility for this incident and acted immediately to correct the breach upon discovering it. We will continue to work with Rhode Island state officials, law enforcement, and the credit card companies to resolve this issue."
    NIC manages 18 state portals through its subsidiaries. Each operation maintains an independent technology structure, and as noted earlier, the software error in Rhode Island was an isolated issue not present in other NIC-managed portals. The Company conducted an internal audit of RI.gov's security procedures following the incident and maintains a contract with a third party security assessor for regular audits of every operation it supports. Each NIC portal operation has been subject to extensive security evaluations prior to and following this incident, and the Company is confident that it maintains appropriate security measures.

    About NIC

    NIC manages more eGovernment services than any provider in the world. The Company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,000 state and local agencies that serve 60 million people in the United States. Additional information is available at www.nicusa.com.


    CONTACT: NIC
             Chris Neff, 435-645-8898
             cneff@nicusa.com